                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         BECTON, DICKINSON AND COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         BECTON, DICKINSON AND COMPANY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  _____________________________________________________________________________
  2) Aggregate number of securities to which transaction applies:

  _____________________________________________________________________________
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  _____________________________________________________________________________
  4) Proposed maximum aggregate value of transaction:

  _____________________________________________________________________________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

  1) Amount Previously Paid:

  _____________________________________________________________________________
  2) Form, Schedule or Registration Statement No.:

  _____________________________________________________________________________
  3) Filing Party:

  _____________________________________________________________________________
  4) Date Filed:

  _____________________________________________________________________________

   RAYMOND V. GILMARTIN                          BECTON DICKINSON AND COMPANY
   Chairman of the Board                         1 Becton Drive
                                                 Franklin Lakes, New Jersey
                                                 07417-1880

LOGO

                                                                 January 5, 1994

To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company scheduled for 2:30 p.m. on Tuesday, February 8, 1994 at the Marriott Hotel in Saddle Brook, New Jersey.

  The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the enclosed return envelope.

                            Sincerely,

                            /s/ RAYMOND V. GILMARTIN

                            Raymond V. Gilmartin
                            Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at the Marriott Hotel, Garden State Parkway at Interstate 80, Saddle Brook, New Jersey on Tuesday, February 8, 1994, at 2:30 P.M. to act upon the following proposals:

  1.  Election of three directors to terms of three years.

  2.  Approval of the selection of independent auditors.

  3.  Approval of the 1994 Restricted Stock Plan for Non-Employee Directors.

  4. A shareholder proposal relating to the disclosure of political contributions.

  5.  Such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on December 13, 1993 will be entitled to vote at this meeting.

                                              By order of the Board of
                                              Directors,

                                                /s/ RAYMOND P. OHLMULLER

                                                    Raymond P. Ohlmuller
                                                Vice President and Secretary

Dated: January 5, 1994

                                PROXY STATEMENT

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors of Becton, Dickinson and Company for the Annual Meeting of Shareholders to be held at the Marriott Hotel, Garden State Parkway at Interstate 80, Saddle Brook, New Jersey on Tuesday, February 8, 1994, at 2:30 P.M. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date or by voting in person at the meeting. The proxy and this proxy statement are being mailed to shareholders on or about January 5, 1994.

  On December 13, 1993, the record date for determining shareholders entitled to notice of and to vote at the meeting, there were 73,516,975 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 13, 1993 there were 981,382 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan. The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in the Savings Incentive Plan is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's Savings Incentive Plan accounts. The enclosed proxy will serve as voting instructions to the Trustee from Savings Incentive Plan participants. Shares of each class of stock held in the Savings Incentive Plan for which voting instructions are not received from Savings Incentive Plan participants or which are not allocated to participants' accounts are voted by the Trustee in the same proportion as shares of that class for which the Trustee has received instructions.

  Proxies representing shares of Common Stock held of record will also represent shares held under the Company's Automatic Dividend Reinvestment Plan and, in addition, will vote shares of Common Stock and ESOP Preferred Stock allocated to employees' accounts under the Company's Savings Incentive Plan, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Directors are elected by a plurality of the votes cast at the meeting. The approval of Proposals 2 and 4 each requires the affirmative vote of a majority of the votes cast. Adoption of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting that are entitled to vote. Since directors are elected by a plurality, abstentions and broker non-votes will not have an impact on their election. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on Proposals 2 and 4, but will have the effect of votes cast against Proposal 3.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained Hill and Knowlton, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                              SHARE OWNERSHIP OF
                   MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to CDA Investment Technologies, Inc., a firm that monitors institutional share ownership, as of September 30, 1993 Oppenheimer & Co., L.P., World Financial Center, New York, New York 10281, was the beneficial owner of 12,402,991 shares of Common Stock, constituting 16.9% of the outstanding Common Stock, and Cooke & Bieler Inc., 1700 Market Street, Philadelphia, Pennsylvania 19103, was the beneficial owner of 5,563,300 shares of Common Stock, constituting 7.6% of the outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1993, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, each of the Company's executive officers, and all directors and executive officers as a group, and the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. No director or executive officer owns more than 1% of the outstanding Common Stock except Wesley J. Howe, who, including shares which may be acquired by him within 60 days, is the beneficial owner of 1.3% of the Common Stock. All directors and executive officers as a group are the beneficial owners of 3.1% of the Common Stock, including shares which may be acquired by them within 60 days.

                                 COMMON STOCK

                                                 SHARES OWNED    SHARES WHICH
                                                 DIRECTLY AND   MAY BE ACQUIRED
                        NAME                     INDIRECTLY(1) WITHIN 60 DAYS(2)
                        ----                     ------------- -----------------
      Harry N. Beaty...........................       2,000                0
      Henry P. Becton, Jr. ....................      40,030(3)             0
      Clateo Castellini........................      12,100          184,000
      Gerald M. Edelman........................       1,490                0
      Edmund B. Fitzgerald.....................       1,600                0
      John W. Galiardo.........................      37,679          172,600
      Raymond V. Gilmartin.....................      64,683          421,800
      Richard W. Hanselman.....................       4,000                0
      Thomas A. Holmes.........................      10,318                0
      Wesley J. Howe...........................     541,910          385,000
      William B. Macomber......................       2,145                0
      Walter M. Miller.........................      25,785          154,738
      Frank A. Olson...........................       5,000                0
      Robert A. Reynolds.......................      18,263          144,000
      Gloria M. Shatto.........................       1,700                0
      Raymond S. Troubh........................      25,000(4)             0
      All Directors and Executive Officers as a
       group (16 persons)......................     793,703        1,462,138

- --------
  (1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan as follows: Mr. Castellini, 1,985 shares, Mr. Galiardo 4,107 shares, Mr. Gilmartin, 4,605 shares, Mr. Miller, 2,264 shares, Mr. Reynolds, 3,852 shares; and all directors and executive officers as a group, 16,813 shares.

  (2) Includes stock options available for exercise and shares to be distributed under the Company's Stock Award Plan within 60 days.

  (3) Includes 27,030 shares held by a trust of which Mr. Becton is a co-trustee with shared investment and voting power and 13,000 shares held by a corporation owned by the trust. Does not include 7,700 shares owned by Mr. Becton's wife, 400 shares owned by a daughter or 20,660 shares held in trusts for the benefit of his children, as to which he disclaims beneficial ownership.

  (4) Does not include 10,000 shares owned by Mr. Troubh's wife, as to which he disclaims beneficial ownership.

                             ESOP PREFERRED STOCK

                                                                   SHARES OWNED
                                                                   DIRECTLY AND
                                                                    INDIRECTLY
                                                                   ------------
      Clateo Castellini...........................................      287(1)
      John W. Galiardo............................................      271(1)
      Raymond V. Gilmartin........................................      281(1)
      Walter M. Miller............................................      280(1)
      Robert A. Reynolds..........................................      241(1)
      All Directors and Executive Officers as a group (16 per-
       sons)......................................................    1,360(1)
      State Street Bank and Trust Company.........................  983,500(2)
       225 Franklin Street
       Boston, Massachusetts 02110
       (as Trustee of the Savings Incentive Plan)

- --------
  (1) Shares allocated to individual accounts under the ESOP component of the Savings Incentive Plan. Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.

  (2) Constitutes 100% of the outstanding shares of ESOP Preferred Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1992 through September 30, 1993, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a), except that one transaction involving a gift was inadvertently reported 15 days late by Henry P. Becton, Jr., a director of the Company.

                              BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

  The Board of Directors, which held seven meetings during the fiscal year ended September 30, 1993, has seven standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Committee on Directors, which serves as a nominating committee. All directors attended more than 75 percent of the aggregate of the total number of meetings of the Board and the committees on which each director served, except for Wesley J. Howe, who did not do so due to poor health.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and approves non-audit services provided by the independent auditors. This Committee also reviews the Company's internal auditing, control and accounting systems. In addition, this Committee makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Henry P. Becton, Jr., Chairman, Harry N. Beaty, Gerald M. Edelman, William B. Macomber, Frank A. Olson and Raymond S. Troubh.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, to health, safety and environmental matters, and to proper business practices. The members of this Committee, which met once during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty, Edmund B. Fitzgerald, Raymond V. Gilmartin, William B. Macomber and Gloria M. Shatto.

  The Compensation and Benefits Committee fixes the compensation of corporate officers and approves any employment or consulting contracts with corporate officers who are not also directors. This Committee also reviews and makes recommendations to the Board concerning proposed contracts with directors. In addition, it administers the Company's stock option plans and the Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met four times during the year, are Thomas A. Holmes, Chairman, Edmund B. Fitzgerald, Richard W. Hanselman, Frank A. Olson and Raymond S. Troubh.

  The Committee on Directors recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization and function of the Board and its committees, as well as on the performance and compensation of directors. The members of this Committee, which met twice during the year, are Richard W. Hanselman, Chairman, Henry P. Becton, Jr., Raymond V. Gilmartin, Thomas A. Holmes, Wesley J. Howe and William B. Macomber.

  Any shareholder may recommend nominees for director to the Committee on Directors by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

DIRECTORS' FEES

  Each director who is not employed by the Company receives an annual retainer of $40,000 for Board service plus attendance fees of $1,000 for special meetings of the Board and $650 for committee meetings. An annual retainer of $2,000 is also paid to committee chairmen. Directors may defer all or part of their annual retainers until they retire from the Board or their principal occupations. In addition, Gerald M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $50,000 for his consulting services.

  After resignation or retirement from the Board, a qualifying director is eligible to serve as a consultant for a term equal to his or her service on the Board at an annual fee equal to the retainer paid to active non-employee directors. To qualify, a director must serve on the Board for five years, and, if employed by the Company, must either continue as an employee and a director until age 60, unless termination of employment is by reason of disability, or be reelected a director by the shareholders after termination of employment.

PROPOSAL 1.                  ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of three directors to serve for three years until the 1997 Annual Meeting and until their successors have been elected and have qualified. The candidates, Harry N. Beaty, Raymond V. Gilmartin and Frank A. Olson, are incumbent directors who were elected to their present terms by the shareholders.

NOMINEES FOR DIRECTOR--TERM TO EXPIRE 1997


      (ART)          Harry N. Beaty, M.D., 61, has been a director since 1985.
                     He is a Professor of Medicine and Dean of the Northwestern University Medical School. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases. He is a director of HealthTrust, Inc.




      (ART) Raymond V. Gilmartin, 52, has been a director since 1984, Chairman of the Board since November 1992, Chief Executive Officer since 1989 and President since 1987. Mr. Gilmartin is a director of Capital Holding Corp. and Public Service Enterprise Group Inc.



      (ART) Frank A. Olson, 61, has been a director since 1985. He is Chairman of the Board and Chief Executive Officer of The Hertz Corporation, a transportation company. Mr. Olson is a director of Cooper Industries, Inc., Commonwealth Edison Co., The Hertz Corporation and UAL Corporation.

                              CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 1995 and 1996, respectively, and will continue to serve.

TERM TO EXPIRE 1995

      (ART)          Henry P. Becton, Jr., 50, has been a director since 1987.
                     He is President and General Manager of WGBH Educational Foundation. WGBH is a producer and broadcaster of public television and radio programs. It also produces books and other educational materials. Mr. Becton is a director of various Scudder mutual funds.



      (ART) Gerald M. Edelman, M.D., Ph.D., 64, has been a director since 1982. He is a Member of the Scripps Research Institute, Chairman of its Department of Neurobiology, and Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. Dr. Edelman is a director of General American Investors Co., Inc.



      (ART)          Edmund B. Fitzgerald, 67, has been a director since 1990.
                     He is an Adjunct Professor at the Owen Graduate School of Management at Vanderbilt University. Previously, he was Chairman of the Board and Chief Executive Officer of Northern Telecom Ltd., a manufacturer of digital telecommunications equipment, from 1985 to 1990 and President from 1982 to 1985. He is a director of Northern Telecom Ltd., Ashland Oil, Inc. and GTI Corp.



      (ART)          Richard W. Hanselman, 66, has been a director since 1981.
                     He is a corporate director. Mr. Hanselman was Chairman of the Board, President and Chief Executive Officer of Genesco, Inc., a diversified manufacturer of footwear and apparel, prior to 1986. Mr. Hanselman is a director of Arvin Industries, Inc., Bradford Funds, Inc., Foundation Health Corp., Gryphon Holdings Inc., HealthTrust, Inc. and IMCO Recycling, Inc.

TERM TO EXPIRE 1996

      (ART)          Thomas A. Holmes, 70, has been a director since 1986.
                     Prior to his retirement in 1988, Mr. Holmes was Chairman of the Board, President and Chief Executive Officer of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is a director of Arvin Industries, Inc., W.R. Grace & Co., Newmont Gold Co. and Newmont Mining Corp.


      (ART) Gloria M. Shatto, 62, has been a director since 1986. She is President of Berry College. She is a director of Georgia Power Co., K Mart Corp., The Southern Company and Texas Instruments Inc.


      (ART) Raymond S. Troubh, 67, has been a director since 1977. He is a financial consultant and Senior Advisor to Salomon Brothers, Inc. Mr. Troubh is a director of ADT Ltd., American Maize-Products Co., Applied Power Inc., Benson Eyecare Corp., Foundation Health Corp., General American Investors Co., Inc., Manville Corp., Olsten Corp., Riverwood International Corp., Time Warner, Inc. and Wheeling-Pittsburgh Corp.





                             EXECUTIVE COMPENSATION



               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The compensation of the Company's executive officers is determined by the Compensation and Benefits Committee of the Board of Directors. The Committee has five members, each of whom is a non-employee director independent of management. No member of the Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the SEC.

COMPENSATION PHILOSOPHY

  The Company's executive compensation philosophy is to align the interests of executive management with shareholder interests through compensation programs linked to growth in shareholder value, principally measured by stock price performance. The Committee determines a total compensation structure for each executive officer, including the Chief Executive Officer, Mr. Gilmartin, focused primarily upon base salary, annual incentive bonus and stock options. Base salary levels and annual incentive bonus targets are set to approximate median levels expected for companies of comparable size and business activity. Stock option grant levels and terms are established to provide opportunity for compensation levels at the higher end of the range for comparable positions in the marketplace, if management is successful in achieving long-term growth in shareholder value. As a consequence, compensation packages for the Company's executive officers are more heavily weighted toward performance-based compensation (stock options plus annual incentive bonuses) than the norm.

  Compensation decisions are supported by analysis of published surveys and periodic special studies. Primary emphasis is placed upon prevailing practice by medical products manufacturing and technology companies, taking account of differentials in company size; considerable weight is also given to the general practice in U.S. industry among companies of comparable size.

PRINCIPAL COMPENSATION ELEMENTS

  The principal elements of executive compensation at the Company are base salary, annual incentive bonus, and stock options.

  BASE SALARY levels are reviewed annually, and adjusted as appropriate to reflect market position and individual performance. Base salaries for Mr. Gilmartin and the other executive officers are set to approximate median levels for executives with similar roles and responsibilities in companies of comparable size, industry and complexity.

  ANNUAL INCENTIVE BONUSES are awarded annually under the Company's Executive Bonus Plan. Bonus targets are set to approximate median levels for executives with similar roles and responsibilities in comparable companies. Annual bonus awards for each of the Company's executive officers are approved by the Committee. The Executive Bonus Plan sets forth specific formulas and factors to be used in assessing each executive officer's financial and strategic performance during the fiscal year for purposes of determining his annual award under the Executive Bonus Plan. These factors stress annual performance in achieving earnings levels that meet or exceed annual budgets, and concrete accomplishments in improving the Company's competitive position.

  Bonus awards for Messrs. Gilmartin, Galiardo and Reynolds are based principally (75%) upon the Company's reported earnings per share compared to annual growth targets established in concurrence with the Board. Additional weight (25%) is given to each individual's specific accomplishments during the year toward achieving the Company's long-term strategic objectives. Bonus awards for Messrs. Castellini and Miller are based principally (50%) upon the operating income generated by their respective business Sectors compared to targets incorporated in the annual budget approved by the Board. Additional weight (25%) is given to the Company's overall earnings per share performance and to strategic accomplishments (25%). In all cases, there are minimum thresholds of overall Company (and, where applicable, Sector) financial performance that must be achieved before any bonus is paid for a particular fiscal year.

  STOCK OPTIONS are awarded each year by the Committee to executive officers in accordance with the Company's 1990 Stock Option Plan, as applied to the executive officers through the SENIOR EXECUTIVE OPTION POLICY adopted by the Committee in May 1990. THE SENIOR EXECUTIVE OPTION POLICY established an indexed stock option program intended to compensate executive officers both for absolute growth in shareholder value and for relative Company Common Stock price performance compared to the performance of the "Standard and Poor's 500 Composite Stock Price Index" (the "S&P 500 Index").

  The Committee believes this program for annual option grants to the executive officers provides a strong incentive to achieve a pattern of sustainable performance which increases shareholder value and to surpass the average return available to investors as represented by the S&P 500 Index. As a part of this program, the executive officers are no longer eligible for grants under the Company's Stock Award Plan, and have not received any grants under that Plan since 1990.

  This stock option program provides for the annual grant through 1994 to each of the executive officers of a specified minimum number of nonqualified options with exercise prices which are to be indexed to the change from May 21, 1990 in the S&P 500 Index. On that date, the mean of the high and low of the Company's Common Stock price (the "fair market value") was $31.565 and the S&P 500 Index closed at 358.00. To the extent that changes in the per share price of the Company's Common Stock from that date outperform the S&P 500 Index, the exercise price of future option grants would be set at a discount from the Common Stock's fair market value on the date of grant. Conversely, to the extent the Company's Common Stock does not perform as well as the S&P 500 Index, such future grants would have an exercise price greater than the fair market value of the Company's Common Stock on the date of each grant.

  Each annual grant is exercisable for a period of ten years from the date of grant. The maximum potential value of each grant will be realized by achieving sustained favorable Company performance throughout this period and by deferring exercise until the latter portion of the ten-year exercise period.

  The following table summarizes the relative performance of the S&P 500 Index and the Company's per-share price since the inception of this policy in May 1990, and the impact upon stock option grant price levels for the 1991, 1992 and 1993 grants. On May 24, 1993, the executive officers were granted options at an exercise price of $39.50 per share, which was above the $37.25 per share fair market value on that date. This premium over the current market price creates an additional incentive to achieve stock price growth in the future.

                                                (5/21)  (5/21)  (5/19)   (5/24)
                                                 1990    1991    1992     1993
                                                ------- ------- -------  ------
S&P 500 Index.................................. 358.00  375.35  416.37   448.00
Company Per-Share Market Value................. $31.565 $38.78  $35.845  $37.25
Senior Executive Option Policy
  Grant Price.................................. $31.565 $33.095 $36.71   $39.50
Discount/(Premium).............................   -0-   $ 5.685 $(0.865) $(2.25)

1993 COMPENSATION ACTIONS: MR. GILMARTIN

  Mr. Gilmartin participates in the same executive compensation programs provided to the other executive officers. His compensation targets and mix are even more heavily weighted towards performance-based compensation, specifically annual incentive bonus and indexed stock options, to emphasize the link between changes in shareholder value and his compensation as Chief Executive Officer.

  During the past year Mr. Gilmartin was elected by the Board to the additional post of Chairman of the Board, upon the retirement of Wesley J. Howe. He retained his other positions of Chief Executive Officer and President. The Committee has adjusted Mr. Gilmartin's base salary and target bonus under the Executive Bonus Plan to a level it considers to be at the median of the market compensation for individuals serving as Chairman and Chief Executive Officer in companies of comparable size, industry and complexity.

  Mr. Gilmartin received an award of 60,000 stock options in May 1993 in accordance with the Senior Executive Option Policy. The Company believes that these options represent the most valuable component of his compensation, and they are the exclusive vehicle now used to award long-term compensation to Mr. Gilmartin. By relying solely upon stock option grants indexed to the performance of the S&P 500, the Committee believes it is providing Mr. Gilmartin significant incentive to take actions to achieve sustained, long-term increases in shareholder value that are superior to the average performance of the market.

  The Committee authorized an annual incentive bonus award of $420,000 for Mr. Gilmartin for fiscal 1993, which represents a full target award. In the Committee's judgment, the Company's earnings per share performance was consistent with budget expectations, and overall strategic accomplishments were in accordance with the Company's business plan.

1993 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

  Indexed stock options under the Senior Executive Option Policy are the most significant element of compensation for the Company's executive officers. During fiscal 1993, each of the executive officers received an additional grant consistent with the terms of this program. This is the exclusive vehicle used to award long-term compensation to this group.

  Over the past few years each of the executive officers has received salary adjustments to bring his base salary level in line with median market practice for executives with similar responsibilities in companies of comparable size, industry and complexity. The Committee believes this level has been substantially achieved with the salary increases (average increase 5%) that were approved and took effect for the executive officers during the fiscal year.

  The Committee authorized annual incentive bonus awards for the executive officers that ranged from zero to 110% of target. In one case, financial performance versus budget was below the threshold level required. The other awards, all of which exceeded target, reflected financial performance consistent with the applicable budget and significant strategic accomplishments.

  The tables and graphs following this report set forth information on the compensation for the Company's five executive officers (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

THOMAS A. HOLMES, CHAIRMAN

EDMUND B. FITZGERALD                      RICHARD W. HANSELMAN

FRANK A. OLSON                            RAYMOND S. TROUBH

COMPENSATION OF NAMED EXECUTIVES

 GENERAL

  The following table shows, for the fiscal years ended September 30, 1991, 1992 and 1993, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                     ---------------------
                                    ANNUAL COMPENSATION                     AWARDS
                        -------------------------------------------- ---------------------
                                                        OTHER        RESTRICTED
NAME AND                FISCAL                          ANNUAL         STOCK     OPTIONS/      ALL OTHER
PRINCIPAL POSITION       YEAR  SALARY(A) BONUS(A) COMPENSATION(B)(C) AWARDS(D)  SARS(D)(E) COMPENSATION(B)(F)
- ------------------      ------ --------- -------- ------------------ ---------- ---------- ------------------
Raymond V. Gilmartin     1993  $629,167  $420,000         0               0       60,000        $29,388
President and Chief      1992   575,000   250,000        --               0       60,000            --
Executive Officer        1991   515,000   240,000        --               0       60,000            --

Clateo Castellini        1993   312,500   165,000         0               0       36,000         21,086
Sector President--       1992   285,000   100,000        --               0       36,000            --
Medical                  1991   255,000    95,000        --               0       36,000            --

John W. Galiardo         1993   271,083   115,000         0               0       30,000         18,738
Vice President and       1992   255,333    93,000        --               0       30,000            --
General Counsel          1991   235,667    83,000        --               0       30,000            --

Walter M. Miller         1993   302,500         0         0               0       36,000          6,891
Sector President--       1992   270,833    90,000        --               0       36,000            --
Diagnostic               1991   240,000    84,000        --               0       36,000            --

Robert A. Reynolds       1993   245,000   105,000         0               0       30,000         16,171
Vice President--         1992   226,667    85,000        --               0       30,000            --
Finance and Controller   1991   206,667    75,000        --               0       30,000            --

- --------
(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.
(B) Information for fiscal years ending prior to December 15, 1992 has been omitted in accordance with the rules and regulations of the SEC.
(C) None of the named executives received perquisites and other personal benefits exceeding the lesser of $50,000 or 10% of each named executive's annual salary and bonus.
(D) The named executives have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May 1990. The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan in 1990 and preceding years.

                                                     CURRENT MARKET
                                          NUMBER OF     VALUE OF
                                         RESTRICTED    RESTRICTED
        NAME                             SHARES HELD  SHARES HELD
        ----                             ----------- --------------
        Raymond V. Gilmartin............   19,502       $733,763
        Clateo Castellini...............   11,458        431,107
        John W. Galiardo................   10,602        398,900
        Walter M. Miller................    8,264        310,933
        Robert A. Reynolds..............   17,842        671,305

  Under the terms of the Stock Award Plan, most of these holdings (stated as a percentage of each named executive's total holdings) may not be distributed until retirement or termination of employment: 15,602 (80%) for Mr. Gilmartin; 9,978 (87%) for Mr. Castellini; 9,252 (87%) for Mr. Galiardo; 6,704 (81%) for Mr. Miller; and 16,612 (93%) for Mr. Reynolds.

  Values are determined by multiplying the number of undistributed shares by $37.625, the September 30, 1993 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(E) All option grants shown are awarded in accordance with the Senior Executive Option Policy described above. As a result, each option grant reflects a discount (or premium) to current market value, depending upon the Company's cumulative share price growth compared to the S&P 500 Index, as follows:

    1993 ($2.25) per share premium

    1992 ($0.865) per share premium

    1991 $5.685 per share discount

(F) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan, a qualified defined contribution plan available to U.S. employees at all levels, and (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.

  During the fiscal year the Company made contributions to the Savings Incentive Plan of $7,075 for Mr. Gilmartin, $6,624 for Mr. Castellini, $7,019 for Mr. Galiardo, $6,891 for Mr. Miller, and $7,258 for Mr. Reynolds. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to the Plan by each of the named executives, in accordance with applicable Plan rules and subject to limits imposed by the Internal Revenue Code upon maximum contributions to such tax-qualified plans.

  The Company has made a split-dollar life insurance policy available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under this split-dollar arrangement, the premiums are paid by the Company in a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends and other factors are realized, the Company will recover all of its payments for premiums from the cash value of the policy at the later of a designated period or retirement of the named executive. Full ownership of the policy will be transferred to the named executive at that time. The premiums paid on behalf of each named executive during fiscal 1993 have been prorated to reflect the current value of term life insurance coverage for the fiscal year plus the deferred reimbursement to the Company of the premium payments. The compensatory portion of the premium payments for each named executive during the year was $22,313 for Mr. Gilmartin, $14,462 for Mr. Castellini, $11,719 for Mr. Galiardo, $0 for Mr. Miller, and $8,913 for Mr. Reynolds.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1993 under the Company's 1990 Stock Option Plan and the Senior Executive Option Policy described above.

                           OPTION/SAR GRANTS IN 1993

                            INDIVIDUAL GRANTS
                          ----------------------
                                     % OF TOTAL
                                    OPTIONS/SARS                      GRANT
                          OPTIONS/   GRANTED TO                       DATE
                            SARS    EMPLOYEES IN EXERCISE  EXPIRATION PRESENT
    NAME                  GRANT (A) FISCAL YEAR  PRICE (B)    DATE    VALUE (C)
    ----                  --------- ------------ --------- ---------- ---------
Raymond V. Gilmartin.....    60,000      5.7%     $39.50    5/23/03   $757,200
Clateo Castellini........    36,000      3.4%      39.50    5/23/03    454,320
John W. Galiardo.........    30,000      2.8%      39.50    5/23/03    378,600
Walter M. Miller.........    36,000      3.4%      39.50    5/23/03    454,320
Robert A. Reynolds.......    30,000      2.8%      39.50    5/23/03    378,600
                          ---------    ------
TOTAL....................   192,000     18.1%       N.A.       N.A.       N.A.
All Optionees............ 1,054,764    100.0%      38.41    5/23/03       N.A.

- --------
(A) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1990 Stock Option Plan.

(B) Option grants to the named executives are in accordance with the terms of the Senior Executive Option Policy described above. The exercise price of $39.50 represents a premium of $2.25 over the fair market value of Company Common Stock on May 24, 1993 (the date of the grant).

  During the fiscal year the Company awarded 862,764 option grants to other participants in its stock option programs as follows: 136,220 on May 24, 1993 at an exercise price of $37.25 and 726,544 on January 25, 1993 at an exercise price of $38.625. The weighted average exercise price of these grants is $38.41.

(C) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Company's view of the appropriate value or methodology for purposes of financial reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of grant (May 24, 1993). The key assumptions set forth below used in the valuation are based upon historical experience, and are not a forecast of future stock price performance or volatility or of future dividend policy. No adjustments have been made for forfeitures or nontransferability.

    Dividend Yield: 1.66%
    Volatility: 0.04148
    Risk-free Rate of Return: 5.930%
    Expected Exercise Period: 10 years

STOCK OPTION EXERCISES

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1993 as well as the number and value of their unexercised options as of September 30, 1993.

                  AGGREGATED OPTION/SAR EXERCISES IN 1993 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                             VALUE OF UNEXERCISED
                                     VALUE REALIZED  NUMBER OF UNEXERCISED       IN-THE-MONEY
                           SHARES     (MARKET VALUE    OPTIONS AT FISCAL    OPTIONS/SARS AT FISCAL
                          ACQUIRED      LESS ANY           YEAR-END                YEAR-END
    NAME                 ON EXERCISE EXERCISE PRICE) (ALL EXERCISABLE) (B) (ALL EXERCISABLE) (A)(B)
    ----                 ----------- --------------- --------------------- ------------------------
Raymond V. Gilmartin....    9,952       $288,671            421,800               $2,319,889
Clateo Castellini.......    2,000         52,785            184,000                  900,716
John W. Galiardo........   12,000        378,555            172,600                  856,629
Walter M. Miller........    6,000         86,557            154,738                  501,951
Robert A. Reynolds......    5,600        166,516            144,000                  665,421

- --------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 1993 ($37.625), and the exercise price of each unexercised option held by the named executives with an exercise price of less than $37.625.

(B) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1990 Stock Option Plan.

RETIREMENT PLAN

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (including salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation ("Maximum Average Compensation"). The Retirement Plan is integrated with Social Security.

  The Internal Revenue Code of 1986, as amended (the "Code") limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and separate agreements with certain key employees of the Company (including the named executives), as well as deferred amounts under the Executive Bonus Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

  MAXIMUM                       YEARS OF CREDITED SERVICE
  AVERAGE     -------------------------------------------------------------
COMPENSATION     10      15       20       25       30       35       40
- ------------  -------- ------- -------- -------- -------- -------- --------
$  200,000    $ 28,916 $43,374 $ 57,832 $ 72,290 $ 86,748 $101,206 $115,664
   300,000      43,916  65,874   87,832  109,790  131,748  153,706  175,664
   400,000      58,916  88,374  117,832  147,290  176,748  206,206  235,664
   500,000      73,916 110,874  147,832  184,790  221,748  258,706  295,664
   600,000      88,916 133,374  177,832  222,290  266,748  311,206  355,664
   700,000     103,916 155,874  207,832  259,790  311,748  363,706  415,664
   800,000     118,916 178,374  237,832  297,290  356,748  416,206  475,664
   900,000     133,916 200,874  267,832  334,790  401,748  468,706  535,664
 1,000,000     148,916 223,374  297,832  372,290  446,748  521,206  595,664
 1,100,000     163,916 245,874  327,832  409,790  491,748  573,706  655,664
 1,200,000     178,916 268,374  357,832  447,290  536,748  626,206  715,664
 1,300,000     193,916 290,874  387,832  484,790  581,748  678,706  775,664
 1,400,000     208,916 313,374  417,832  522,290  626,748  731,206  835,664

  Amounts shown are calculated on a straight life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1993 and Covered Compensation for the calendar year ended December 31, 1993 are 17 years and $1,101,200 for Mr. Gilmartin, 15 years and $546,761 for Mr. Castellini, 16 years and $438,480 for Mr. Galiardo, 13 years and $356,568 for Mr. Miller and 38 years and $397,064 for Mr. Reynolds.

  In addition, employment agreements with the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 11 additional years for Mr. Gilmartin, 15 additional years for Mr. Castellini, 15 additional years for Mr. Galiardo, and 12 additional years for Mr. Miller. These supplemental pension amounts would be offset by any pensions payable from prior employers.

CONTRACTUAL OBLIGATIONS

  The named executives have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the Company other than for cause or by the employee for good reason not within three years following a change in control of the Company. The terms "cause", "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each named executive would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini, Galiardo, Gilmartin, Miller and Reynolds been terminated on September 30, 1993 following a change in control, they would have been entitled to cash payments of $870,131, $818,265, $1,985,066, $852,785 and $734,309, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, the named executive would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

PERFORMANCE COMPARISON

  The following graph presents a comparison of cumulative total return to shareholders for the five- year period ended September 30, 1993, for the Company, the S&P 500 Index, and the S&P Medical Products and Supplies Stock Price Index. This is the comparison period required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1988 and is compared to the cumulative total return of the S&P 500 Index and the S&P Medical Products and Supplies Stock Price Index over the same period with a like amount invested.

  Companies measured in the S&P Medical Products and Supplies Stock Price Index, in addition to the Company, are Allergan, Inc., C.R. Bard, Inc., Bausch & Lomb, Inc., Baxter International Inc., Biomet, Inc., Medtronic, Inc. and St. Jude Medical, Inc.


                            Performance Graph Data

                                                         S&P
Measurement Period           Becton         S&P          Medical Products &
Fiscal Year Covered          Dickinson      500 Index    Supplies Index
- -------------------          ----------     ---------    ------------------
Measurement Pt-
FYE  9/30/88                   $100.00        $100.00          $100.00
    12/31/88                   $ 91.27        $103.09          $ 97.88
     3/31/89                   $ 89.07        $110.40          $103.50
     6/30/89                   $101.64        $120.14          $113.70
FYE  9/30/89                   $101.86        $133.01          $124.82
    12/31/89                   $110.57        $135.75          $134.25
     3/31/90                   $108.60        $131.67          $126.29
     6/30/90                   $126.36        $139.95          $142.71
FYE  9/30/90                   $118.96        $120.71          $133.71
    12/31/90                   $135.32        $131.54          $157.53
     3/31/91                   $142.65        $150.64          $196.64
     6/30/91                   $136.12        $150.30          $189.68
FYE  9/30/91                   $124.98        $158.34          $209.76
    12/31/91                   $126.45        $171.61          $257.57
     3/31/92                   $130.70        $167.28          $217.70
     6/30/92                   $138.67        $170.46          $216.58
FYE  9/30/92                   $140.39        $175.83          $204.16
    12/31/92                   $147.55        $184.69          $220.71
     3/31/93                   $137.14        $192.75          $192.47
     6/30/93                   $151.43        $193.69          $177.67
FYE  9/30/93                   $143.07        $198.17          $154.73


PROPOSAL 2.            SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1994. A representative of Ernst & Young will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young. If approval is withheld, the Board will reconsider its selection.

PROPOSAL 3.          APPROVAL OF 1994 RESTRICTED STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS

  In December 1993, the Board of Directors adopted the 1994 Restricted Stock Plan for Non-Employee Directors (the "Plan"), subject to shareholder approval. The Board believes the Plan will further the growth, development and financial success of the Company by enabling the Company to attract and retain non-employee directors of outstanding ability and by linking a portion of their compensation to the enhancement of the Company's stock value.

  A brief description of the material provisions of the Plan is as follows:

    1. Issuable Shares. There will be reserved 75,000 shares of the Company's Common Stock for issuance pursuant to the Plan, subject to adjustment for stock dividends, stock splits or other issuances of stock without consideration.

    2. Participation. Plan participation is limited to members of the Board who are not employees of the Company or any of its subsidiaries.

    3. Acquisitions of Restricted Stock. The quarterly retainer payable each April 30th to non-employee directors will be paid in shares of restricted Common Stock in lieu of cash. In addition, participants in the Plan may elect to have one or more of their remaining quarterly retainer payments paid in shares of restricted stock rather than in cash. Participants will also have a one-time opportunity to acquire shares of restricted stock with their previously deferred director's fees.

    4. Restrictions. Restricted shares cannot be sold, assigned or pledged until the restrictions on the shares lapse. During the restricted period, the participant will have all of the other rights of a shareholder with respect to restricted shares acquired under the Plan, including voting rights and the rights to receive dividends. The restrictions on restricted shares will lapse upon the applicable "Vesting Date" (as defined below) or earlier, upon the occurrence of any of the following: (1) termination of a participant's service on the Board due to death, disability or retirement in accordance with the policy on retirement of non-employee directors; (ii) removal from the Board following a "change in control" (as defined in the Plan); (iii) resignation from the Board due to a conflict of interest; (iv) financial hardship; (v) failure to be renominated for Board service other than due to the participant's refusal or failure to stand for such renomination; or (vi) failure to be re-elected after being duly nominated. The "Vesting Date" shall be the date the participant's then-current term of service on the Board expires, or such later date as may be selected by the participant in accordance with the terms of the Plan.

    5. Forfeiture. All of a participant's restricted shares will be forfeited to the Company if the participant's service on the Board terminates for a reason other than those set forth in item 4 above.

    6. Administration. The Plan will be administered by the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.

  Since the shares to be issued under the Plan will be issued in lieu of certain of the retainer and previously deferred director fees that would otherwise be payable by the Company to its non-employee directors, the adoption of the Plan will not result in additional benefit payments by the Company. If the Plan had been in effect during the fiscal year ended September 30, 1993, the Company's non-employee directors would have received an aggregate of 3,168 restricted shares under the Plan in lieu of the April 30 quarterly retainer payments. In addition, the Company's non-employee directors would have been eligible to elect to receive an aggregate of 8,756 restricted shares and 15,592 restricted shares under the Plan in lieu of their remaining quarterly retainer fees and previously deferred directors' fees, respectively.

  THE FOREGOING SUMMARY OF THE PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4.                  SHAREHOLDER'S PROPOSAL

                     DISCLOSURE OF POLITICAL CONTRIBUTIONS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington D.C. 20037, owner of 100 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

    "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner."

  The shareholder's statement in support of this resolution is as follows:

    "REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

    "Last year the owners of 2,387,297 shares, representing approximately 8.3% of shares voting, voted FOR this proposal.

    If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

  Under applicable law, the Company makes no corporate contributions to Federal candidates and only insignificant contributions to state candidates. The Company and its operating units do, however, participate in business-oriented political and civic activities, and make their positions known on legislation that is significant to their businesses. The Company believes that these are important efforts, which should not be hindered by special disclosure rules that do not apply to others and that would impose an unnecessary expense upon the Company.

SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Shareholder proposals for the 1995 Annual Meeting must be received at the principal executive offices of the Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, not later than September 1, 1994 for inclusion in the proxy statement and form of proxy.

                                    * * * *

                                                                       EXHIBIT A

                         BECTON, DICKINSON AND COMPANY

             1994 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

SECTION 1. PURPOSE

  The purpose of this 1994 Restricted Stock Plan for Non-Employee Directors (the "Plan") is to further the growth, development and financial success of Becton, Dickinson and Company (the "Company") by enabling the Company to attract and retain non-employee directors of outstanding ability and by linking a portion of their compensation to the enhancement of the Company's stock value.

SECTION 2. DEFINITIONS

  Capitalized terms used in this Plan and not defined above shall have the meanings set forth in this Section 2.

    (a) "Board" shall mean the Board of Directors of the Company.

    (b) "Change in Control" shall mean and be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then-outstanding securities; or (ii) during any period of two consecutive years individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) substantially all the assets of the Company are disposed of by the Company pursuant to a merger, consolidation, partial or complete liquidation, a sale of assets (including stock of a Subsidiary) or otherwise, but not including a reincorporation or similar transaction resulting in a change only in the form of ownership of such assets.

    (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (d) "Committee" shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.

    (e) "Deferred Compensation" shall mean the amounts credited to the account of an Eligible Director pursuant to any Deferred Compensation Agreement.

    (f) "Deferred Compensation Agreement" shall mean any written agreement by and between an Eligible Director and the Company pursuant to which an Eligible Director may defer receipt of Director's Fees and other compensation for service as a member of the Board or any committee thereof.

    (g) "Director" shall mean a member of the Board.

    (h) "Director's Fees" shall mean the Board retainer fees payable to a Director and shall exclude Committee Chairman fees, any attendance fees for committee or special meetings and any other Director compensation.

    (i) "Eligible Director" shall mean a Director who is not also an "employee" of the Company (or its Subsidiaries) within the meaning of ERISA.

    (j) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (l) "Fair Market Value" shall mean on the applicable date the mean of the highest and lowest selling prices of the Stock as reported on the Composite Tape for securities traded on the New York Stock Exchange or, if no selling prices are reported on such date, the date immediately prior thereto on which such selling prices are reported.

    (m) "Immediate and Severe Financial Hardship" shall mean an immediate and severe financial hardship resulting from a sudden and unexpected illness or accident of the Eligible Director or the Eligible Director's spouse or dependents, or from a loss of an Eligible Director's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Director. The foregoing shall be interpreted narrowly and encompass circumstances determined to be an immediate and severe financial hardship to the average person.

    (n) "Payment Dates" shall mean the last days of January, April, July and October of each calendar year on which Director's Fees earned during the immediately preceding three (3) month period are payable.

    (o) "Restricted Shares" shall mean shares of Stock acquired by Eligible Directors pursuant to the Plan which are subject to the restrictions set forth in Section 9.

    (p) "Stock" shall mean the Common Stock, par value $1.00 per share, of the Company.

    (q) "Subsidiary" shall mean any subsidiary corporation of the Company as defined in Section 424 of the Code.

    (r) "Term of Service" shall mean the period commencing on the date an Eligible Director is elected and qualified to serve on the Board and ending on the date of the Annual Meeting of Shareholders of the Company for the year in which his term is due to expire.

    (s) "Vesting Date" shall have the meaning set forth in Section 10.

SECTION 3. ELIGIBILITY FOR PARTICIPATION IN THE PLAN

  Participation in the Plan is limited to Eligible Directors, all of whom will be participants in the Plan.

SECTION 4. SHARES OF STOCK SUBJECT TO THE PLAN

  Subject to adjustment pursuant to Section 15, an aggregate of 75,000 shares of Stock shall be reserved for issuance pursuant to the Plan. Shares delivered under the Plan may be authorized and unissued shares or issued shares held by the Company in its treasury.

SECTION 5. ADMINISTRATION OF THE PLAN

  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and at the sole discretion of the Committee and shall be final and binding on the Company and on the Eligible Directors.

SECTION 6. MANDATORY ACQUISITIONS OF RESTRICTED SHARES

  In lieu of receiving the Director's Fees otherwise payable on each April Payment Date in cash, each Eligible Director shall acquire on such Payment Date a number of Restricted Shares equal to the amount of such Director's Fees divided by the Fair Market Value of the Stock on such April Payment Date.

SECTION 7. VOLUNTARY ACQUISITIONS OF RESTRICTED SHARES

    (a) Each Eligible Director may elect with respect to the Directors's Fees otherwise payable to the Eligible Director on any July, October and January Payment Date, to acquire on such Payment Date a number of Restricted Shares equal to the amount of such Director's Fees divided by the Fair Market Value of the Stock on such Payment Date.

    (b) Each Eligible Director may make a single irrevocable election prior to January 1, 1994 to have a stated percentage (increments of ten percent (10%)) of the Eligible Director's Deferred Compensation used to acquire on July 1, 1994 a number of Restricted Shares equal to the amount of the Deferred Compensation elected to be converted into Restricted Shares divided by the Fair Market Value of the Stock on July 1, 1994.

    (c) Any elections to acquire Restricted Shares pursuant to this Section 7, and any modifications of any elections made pursuant to Section 7(a),
  (i) shall be in writing in the form prescribed by the Secretary of the Company, and (ii) must be delivered to the Secretary of the Company at least six months prior to the effective date of the transaction to which each such election or modification relates.

SECTION 8. ISSUANCE, POSSESSION AND DELIVERY OF RESTRICTED SHARES

    (a) Each acquisition of Restricted Shares under the Plan shall be evidenced by the issuance of a Stock certificate registered on the transfer ledgers of the Company in the name of the Eligible Director who acquired the Restricted Shares effective as of the date such Restricted Shares are acquired by the Eligible Director pursuant to the Plan. Each such certificate shall bear an appropriate legend referring to the restrictions applicable to the Restricted Shares.

    (b) Possession of any certificates representing Restricted Shares shall be retained by the Company for the benefit of each Eligible Director until the restrictions thereon have lapsed and been removed in accordance with
  Section 11. Thereupon, the Company shall promptly deliver the certificates for such shares to the Eligible Director.

    (c) Notwithstanding any other provision of the Plan, the issuance or delivery of any such shares of Stock may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

SECTION 9. RESTRICTIONS ON RESTRICTED SHARES

  Unless and until the provisions of the Plan relating to removal of restrictions have been satisfied, the Restricted Shares may not be sold, assigned, pledged, encumbered, hypothecated or transferred other than pursuant to a "qualified domestic relations order" within the meaning of ERISA.

SECTION 10. VESTING DATE

    (a) The Vesting Date for all Restricted Shares to be acquired by an Eligible Director during any Term of Service on the Board shall be the later of: (i) the date on which such Term of Service expires, or (ii) the calendar date selected by the Eligible Director in accordance with Section 10(b).

    (b) On or before December 31, 1993, and thereafter within thirty (30) days following the commencement of each new Term of Service on the Board, each Eligible Director may select a single Vesting Date for all Restricted Shares to be acquired by the Eligible Director during the Eligible Director's then-current Term of Service.

    (c) All elections pursuant to this Section 10 shall be irrevocable for the applicable Term of Service on the Board and shall be in writing in the form prescribed by the Secretary of the Company.

SECTION 11. REMOVAL OF RESTRICTIONS

  The restrictions on the Restricted Shares set forth in Section 9 shall be removed and lapse upon the applicable Vesting Date, or, if earlier, upon the occurrence of any of the following:

    (a) the death of the Eligible Director;

    (b) the disability of the Eligible Director requiring discontinuance of service on the Board;

    (c) the retirement of the Eligible Director from service as a Director in accordance with the policy on retirement of non-employee Directors then in effect;

    (d) removal of the Eligible Director from the Board following a Change in Control;

    (e) resignation of the Eligible Director from the Board after furnishing an opinion of counsel, reasonably satisfactory to a majority of the Committee (other than the Eligible Director), to the effect that continued membership on the Board will result in the Eligible Director having a conflict of interest or suffering some other significant legal liability;

    (f) a determination by a majority of the Committee (other than the Eligible Director) that the Eligible Director has an Immediate and Severe Financial Hardship which cannot be met through any other means, limited to the number of Restricted Shares necessary to meet that hardship;

    (g) the failure of the Eligible Director to be renominated for Board service other than due to the Eligible Director's refusal or failure to stand for such renomination; or

    (h) the failure of the Eligible Director to be re-elected after being duly nominated.

  The foregoing notwithstanding, Restricted Shares acquired pursuant to Section 6 shall remain subject to the restrictions set forth in Section 9 for at least six months following the date of such acquisition.

SECTION 12. RIGHTS AS A SHAREHOLDER

  Subject to the restrictions set forth in the Plan, an Eligible Director shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares from the date such shares are acquired pursuant to the Plan, including voting rights and the rights to receive dividends and other distributions. All shares of Stock or other securities paid on Restricted Shares shall be held by the Company and shall be subject to the same restrictions as the Restricted Shares to which they relate.

SECTION 13. FORFEITURE

  An Eligible Director's Restricted Shares shall be forfeited to the Company upon the Eligible Director's termination of service on the Board for any reason other than those set forth in Section 11.

SECTION 14. FRACTIONAL SHARES

  The Company shall promptly pay to an Eligible Director the cash equivalent of any fractional shares which would otherwise be acquired by the Eligible Director under the terms of the Plan.

SECTION 15. ADJUSTMENTS

  There shall be proportionate adjustments of the aggregate number of shares of Stock reserved for issuance under the Plan, in the event of an increase in the number of issued shares of Stock by reason of any stock dividend, stock split-up or other issuance of shares without consideration.

  No exercise of conversion rights with respect to the shares of the Company's Series B ESOP Convertible Preferred Stock shall call for any adjustment under this Section 15.

SECTION 16. GENERAL PROVISIONS

    (a) It is intended that the Plan and any transaction involving a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3, promulgated by the Securities and Exchange Commission, as such rule is currently in effect or as hereafter modified or amended. If any provision of the Plan or any transaction would disqualify the Plan or such transaction under, or would not comply with, Rule 16b-3, such provision or transaction shall be construed or deemed amended to conform to Rule 16b-3 or otherwise shall be deemed to be null and void, in each case to the extent permitted by law and deemed advisable by the Committee.

    (b) Nothing in the Plan shall confer upon any Eligible Director any right to serve as a member of the Board for any period of time or to continue at the present or any other rate of compensation.

SECTION 17. AMENDMENT AND TERMINATION

    (a) The Board may amend or terminate the Plan at any time without notice; provided however, that the Board may not, without prior approval by the shareholders, (i) materially increase the maximum number of shares of Stock which may be issued under the Plan (except as contemplated by the provisions of Section 15), (ii) materially increase the benefits accruing to participants under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) accelerate the removal and lapse of the restrictions set forth in Section 9 on Restricted Shares acquired by an Eligible Director prior to the date of such amendment.

    (b) The provisions of the Plan which govern eligibility to participate and the amount, price and timing of the mandatory acquisitions of Restricted Shares pursuant to Section 6 shall not be amended more than once every six months, other than to comply with changes in the Code, ERISA or the rules thereunder.

    (c) No termination or amendment of the Plan may adversely affect any Eligible Director's rights with respect to Restricted Shares which were acquired by such Eligible Director prior to such action.

SECTION 18. EFFECTIVE DATE AND SHAREHOLDERS' APPROVAL

  The Plan shall become effective upon approval by the affirmative votes of the holders of a majority of the shares present, or represented, and entitled to vote thereon at the February 8, 1994 Annual Meeting of Shareholders of the Company or any adjournment or postponement thereof.

                    GRAPHIC MATERIAL CROSS-REFERENCE PAGE


    PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTORS APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 5, 6 AND 7.


    A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BECTON, DICKINSON AND COMPANY, S&P 500 INDEX AND S&P MEDICAL PRODUCTS & SUPPLIES INDEX APPEARS ON PAGE 15. (THE NUMBERS USED IN GRAPH APPEAR ON PAGE 15.)

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                      ANNUAL MEETING ON FEBRUARY 8, 1994

The undersigned hereby appoints Raymond V. Gilmartin, John W. Galiardo and Raymond P. Ohlmuller, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 P.M. on Tuesday, February 8, 1994, at the Marriott Hotel, Garden State Parkway at Interstate 80, Saddle Brook, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan.

     Election of Directors to Terms of Three Years:

     Nominees:
      Harry N. Beaty, M.D., Raymond V. Gilmartin, Frank A. Olson

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE SIGN AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE.

                                          CONTINUED, AND
                                          TO BE SIGNED,
                                          ON REVERSE SIDE

/X/  PLEASE MARK YOUR                                                 1508
     VOTES AS IN THIS
     EXAMPLE.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

- ---------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
- ---------------------------------------------------------------------

1. Election of                                 FOR              WITHHELD
   Directors. (see reverse)                    / /                 / /

For, except vote withheld from the following nominee(s):


- --------------------------------------------------------


2. Approval of Independent auditors.     FOR          AGAINST       ABSTAIN
                                         / /            / /           / /

3. Approval of 1994 Restricted Stock     / /            / /           / /
   Plan for Non-Employee Directors.
- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
- -------------------------------------------------------------------------------

 4. Disclosure of political              FOR          AGAINST       ABSTAIN
    contributions.                       / /            / /           / /

- -------------------------------------------------------------------------------



NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



- -----------------------------------------------

- -----------------------------------------------
SIGNATURE(S)                           DATE